Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 29 day of December, 2009, by and between Innovative Food Holdings, Inc., a Florida corporation with its principal offices at 3845 Beck Blvd., Suite 805, Naples, FL 34114 , Naples, Florida 34109 (the “Corporation”), and Justin Wiernasz, (the “Executive”).

W I T N E S S E T H :

In consideration of the mutual covenants contained herein, the parties hereto agree as follow:

1.   Employment. The Corporation hereby employs the Executive as an executive of the Corporation, and the Executive agrees to serve the Corporation as such, upon the terms and conditions set forth in this Agreement for the period commencing as of the date hereof and, unless Executive's employment under the Agreement is otherwise terminated in accordance with the provisions hereof, ending on December 31, 2012.

2.   Duties. (a) Executive shall serve as the President and Chief Marketing Officer of Innovative Food Holdings and it’s subsidiary companies , with such duties and authority as are generally incident to such position, or in such other management position as the Corporation shall determine, Without limiting the generality of the foregoing, the Executive shall (i) develop a sales program and sales staff; (ii) if the Corporation shall so determine, assist the Corporation in developing support staff; (iii) solicit sales of the Corporation's product (iv) report directly to the CEO (v) perform such responsibilities and duties as designated by the Chief Executive Officer; and (vi) perform other duties as requested by the Chief Executive Officer.   The Executive will hold such offices in the Corporation and/or any subsidiaries or affiliates of the Corporation to which, from time to time, he may be elected or appointed (if any); provided that the offices to which the Executive may be so elected or appointed shall not be inconsistent with such duties and authority. In performing his duties hereunder, the Executive shall be subject to the direction of the Corporation's Board and Chief Executive Officer.

(b) The Executive agrees that he will devote substantially all of his time and attention to the affairs of the Corporation, that he will use his best efforts to promote the business and interests of the Corporation, and that he will not engage, directly or indirectly, in any other business or occupation during the term of employment hereunder. It is understood, however, that the foregoing will not prohibit the Executive from engaging in personal investment activities for himself and his family that do not interfere with the performance of his duties hereunder.

3.    Compensation. (a) The Corporation will pay the Executive for all services to be rendered by the Executive hereunder (including, without limitation, all services to be rendered by him as an officer of the Corporation and its subsidiaries and affiliates) an annual base salary (hereinafter referred to as the "Base Salary") at the rate of: (i) 151,000 per annum from the date hereof through December 31, 2010 of which $6,500 shall be accrued until June 20, 2010 and then payable in equal weekly installments until said $6,500 is paid in full by December 31, 2010; (ii) $165,000 per annum from January 1, 2011 through December 31, 2011, provided, however, that the increase of $14,000 shall only take effect if the Corporation’s gross annual sales for 2010 are at least $7.5 million dollars; and (iii) the lesser of a 10% increase in salary above the salary in 2011 or $181,000 per annum from January 1, 2012 through December 31, 2012, provided, however, the increase in 2012 shall only take effect if the Corporation’s gross annual sales for 2011 are at least $7.5 million dollars. The Base Salary for each year shall be payable in equal, weekly installments (accept with respect to the $6,500 accrued during the initial six months of this Agreement or as otherwise provided for herein) in accordance with customary payroll practices for executives of the Corporation.

(b) Executive shall also be entitled to receive an annual bonus based upon the consolidated aggregate incremental revenues of the Corporation and its subsidiaries (“IVFH), over each of the three 12-month periods beginning January 1, 2010 (the “Bonus”). The Bonus shall be payable one-half in cash and one-half in the Corporation’s stock. The equity component shall be valued based upon the average closing price of the Corporation’s common stock over the 30 trading days ended on December 31 of the year for which the Bonus is being calculated, but under no circumstance will be below $0.005 per share. The Bonus shall be paid in full as long as an average gross margin (as calculated historically) of at least 20% is maintained on all sales revenues of the Corporation’s consolidated sales revenues. Any decline in such average gross margin below 20% on all of the Corporation’s consolidated sales revenues shall reduce the Bonus by 20% for each ½ percent decline. All calculations with respect to the Base Salary and Bonus shall be based upon the Corporation’s financial statements and shall be completed no later than January 20 of the following year. The Bonus for each year, if earned, shall be payable in full on or before the following January 27.

The Bonus shall be payable according to the following schedule:

2010 -additional gross revenues as compared to 2009

  7% of the then current Base Salary if IVFH achieves $ 500,000 of additional revenues
14% of the then current Base Salary if IVFH achieves $1,000,000 of additional revenues
21% of the then current Base Salary if IVFH achieves $1,500,000 of additional revenues
28% of the then current Base Salary if IVFH achieves $2,000,000 of additional revenues
35% of the then current Base Salary if IVFH achieves $2,500,000 of additional revenues
50% of the then current Base Salary if IVFH achieves $3,000,000 of additional revenues

2011-additional gross revenues as compared to 2010

  7% of the then current Base Salary if IVFH achieves $ 600,000 of additional revenues
14% of the then current Base Salary if IVFH achieves $1,100,000 of additional revenues
21% of the then current Base Salary if IVFH achieves $1,600,000 of additional revenues
28% of the then current Base Salary if IVFH achieves $2,200,000 of additional revenues
35% of the then current Base Salary if IVFH achieves $2,500,000 of additional revenues
50% of the then current Base Salary if IVFH achieves $3,000,000 of additional revenues

2012 – additional gross revenues as compared to 2011

  7% of the then current Base Salary if IVFH achieves $ 700,000 of additional revenues
14% of the then current Base Salary if IVFH achieves $1,100,000 of additional revenues
21% of the then current Base Salary if IVFH achieves $1,600,000 of additional revenues
28% of the then current Base Salary if IVFH achieves $2,200,000 of additional revenues
35% of the then current Base Salary if IVFH achieves $2,700,000 of additional revenues
50% of the then current Base Salary if IVFH achieves $3,300,000 of additional revenues

For 2011 and 2012, the Corporation shall establish a separate account in which it will maintain Executive’s increased Base Salary as if it was earned and payable. In the event it is determined that Executive is entitled to such additional Base Salary, the accrued amount of funds in said account shall be delivered in a lump sum when such determination is made, but no later than Jan 27th of each such year. In the event it is determined that Executive is not entitled to such funds, they shall be returned to the Corporation’s general working account.

4.    Expenses. The Executive shall be entitled to reimbursement by the Corporation, in accordance with the Corporation's policies then applicable to executives at the Executive's level, against appropriate vouchers or other receipts for authorized travel, entertainment and other business expenses reasonably incurred by him in the performance of his duties hereunder.

5.    Executive Benefits. The Executive shall be entitled to participate in, and receive family health insurance and all benefits either currently offered, or which are offered during the term of this Agreement, to employees of the Corporation or the cash equivalent of such health insurance and such other benefits. The Corporation shall be responsible for paying 75% of the cost of such health insurance and benefits and shall pay 75% of the cost, at the choice of the Executive, either through direct payments to the health insurance and/or benefit providers or through weekly direct cash payments to the Executive (in the cash amount of 75% of the cost of health insurance and benefits had the Executive participated in such health insurance plan and/or benefit plans).

6.    Withholding. All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Corporation may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

7.    Death; Permanent Disability; Termination. (a) Upon the death of the Executive during the term of this Agreement, this Agreement shall terminate. If during the term of this Agreement the Executive fails because of illness (physical or mental) or other incapacity to perform the services required to be performed by him hereunder for any consecutive period of more than 30 days, or for shorter periods aggregating more than 45 days in any consecutive twelve-month period (any such illness or incapacity being hereinafter referred to as “permanent disability”), then the Corporation, in its discretion, may at any time thereafter terminate this Agreement upon not less the 10 days’ written notice thereof to the Executive, and this Agreement shall terminate and come to an end upon the date set forth in said notice as if said date were the termination date of this Agreement; provided, however, that no such termination shall be effective if prior to the date set forth in such notice, the Executive’s illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder and shall have taken up and be performing such duties. If there shall be any dispute as to whether the Executive has a permanent disability, the dispute shall be submitted to a panel of three physicians, one of whom shall be selected by each of the parties, and the third of whom shall be a physician selected by the first two. The written decision of such panel shall be determinative of the issue as to whether the Executive has a permanent disability, and shall be binding upon both parties.

(b) If the Executive’s employment shall be terminated by reason of his death or permanent disability, the Executive or his estate, as the case may be, shall be entitled to receive (i) any earned and unpaid Base Salary accrued through the date of termination, (ii) a pro rata portion of any Bonus which the Executive would otherwise have been entitled to receive pursuant to any bonus plan or arrangement for senior executives of the Corporation (such pro rata portion to be payable at the time such Bonus would otherwise have been payable to the Executive), and (iii) subject to the terms thereof, any benefits which may be due to the Executive on the date of termination under the provisions of any employee benefit plan, program or policy.

(c) In the event the Corporation terminates this Agreement without Cause (as defined in Section 7), Executive shall be paid in a lump sum, on the date of termination, an amount equal to the Base Salary he would have earned hereunder for the six (6) months following the date of termination and any Bonuses earned and/or accrued.

 7A.    Termination for Cause. The Corporation may at any time during the term of this Agreement, by written notice, terminate the employment of the Executive for cause, the cause to be specified (in reasonable detail) in the notice. For purposes of this Agreement, “cause” shall mean any malfeasance of the Executive in connection with the performance of any of his duties hereunder, including, without limitation, misappropriation of funds or property of the Corporation; wrongfully, securing or attempting to secure, personally any profit in connection with any transaction entered into on behalf of the Corporation; any intentional act having the effect of injuring the reputation, business or business relationships of the Corporation; the failure, neglect or refusal by Executive to perform his duties hereunder in any material respect; the material breach of any material covenants contained in this Agreement (provided, however, that the Executive shall be entitled to thirty days from the date on which the Corporation gives written notice of termination to cure such conduct or breach); or conviction (or nolo contendere plea) in connection with a felony or misdemeanor involving moral turpitude. Termination for cause shall be effective upon the giving of such notice or, where applicable, the expiration of the cure period without such a cure having been affected by Executive in all material respects; and the Executive shall be entitled to receive any earned and unpaid Base Salary accrued through the date of termination.

8.    Insurance. The Executive agrees that the Corporation may procure insurance on the life of the Executive, in such amounts as the Corporation may in its discretion determine, and with the Corporation named as the beneficiary under the policy or policies. The Executive agrees that upon request from the Corporation he will submit to a physical examination and will execute such applications and other documents as may be required for the procurement of such insurance. The Executive shall be granted the right to purchase such policy at its cash surrender value upon the termination of his employment hereunder.

9.    Non-Competition; Solicitation. (a) The Executive agrees that during his employment with the Corporation and for a period of two years after Executive leaves the Corporation’s employ for any reason (other than by termination without cause), he shall not, without the written consent of the Corporation, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant, option holder, lender of money, guarantor or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any business, firm, corporation or other entity if it competes directly with any business operation conducted by the Corporation or its subsidiaries or affiliates or any successor or assign thereof at the time the Executive’s employment with the Corporation is terminated.

(b) The Executive will not at any time during his employment with the Corporation and for a period of two years after Executive leaves the Corporation’s employ for any reason, solicit (or assist or encourage the solicitation of) any employee of the Corporation or any of its subsidiaries or affiliates to work for Executive or for any business, firm, corporation or other entity in which the Executive, directly or indirectly, in any capacity described in Section 9(a) hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

(c) If any of the covenants contained in this Section 9 or any part thereof, is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision, the activity limited by or the subject of such provision and/or the area covered thereby, then the court making such determination shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

(d) If the Executive is terminated without cause the provisions of this Section 9 shall be null and void.

(e) For purposes of this Section 9, (i) the term “Corporation” shall mean IVFH and any of its subsidiaries; (ii) any act which Executive is prohibited from engaging in pursuant to this Section 9, he is also prohibited from soliciting, hiring, encouraging or retaining any other person to engage in any such activity; and (iii) participation by Executive in the operation of any business other than in connection with the operation of a business which is in direct competition with the Corporation or its subsidiaries or affiliates or any successor or assign thereof shall not be deemed to be a breach of this Section 9 and the foregoing provisions of this Section 9 shall not prohibit the ownership by the Executive (as the result of open market purchase) of 1% or less of any class of capital stock of a corporation which is regularly traded on a national securities exchange, on the NASDAQ System or on an over-the-counter system.

10.    Trade Secrets, Etc. The Executive agrees that he shall not, during or after the termination of this Agreement, divulge, furnish or make accessible to any person, firm, corporation or other business entity, any information, trade secrets, client lists, vendor lists, pricing information, technical data (with the exception of duplicatable technical data and code that does not compete with the Corporation or the Corporation’s business) or know-how relating to the business, business practices, methods, products, processes, equipment or other confidential or secret aspect of the business of the Corporation and/or any subsidiary or affiliate, except as may be required in good faith in the course of his employment with the Corporation or by law, without the prior written consent of the Corporation, unless such information shall become public knowledge (other than by reason of Executive’s breach of the provisions hereof).

11.    Acceptance by Executive and Corporation. The Executive and the Corporation each accept all of the terms and provisions of this Agreement, and agree to perform all of the covenants on their respective parts to be performed hereunder.

12.    Equitable Remedies. The Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Corporation during the Term of this Agreement would seriously hamper the business of the Corporation and that the Corporation will suffer irreparable damage if any provisions of Sections 9 or 10 hereof are not performed strictly in accordance with their terms or are otherwise breached. The Executive hereby expressly agrees that the Corporation shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the Executive and to secure enforcement of the provisions of Sections 9 or 10 hereof. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies that the Corporation may have.

13.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and there are no other terms other than those contained herein. No waiver, amendment or modification hereof shall be deemed valid unless in writing and signed by the parties hereto (or their permitted successors and assigns) and no discharge of the terms hereof shall be deemed valid unless by full performance of the parties hereto or by a writing signed by the parties hereto. No waiver by the Corporation or any breach by the Executive or the Corporation of any provision or condition of this Agreement by either of them to be performed shall be deemed a waiver of a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

14.    Severability. In case any provision in this Agreement shall be declared invalid, illegal or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.    Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when mailed in the United States enclosed in a registered or certified post-paid envelope, return receipt requested, and addressed to the addresses of the respective parties stated below or to such changed addresses as such parties may fix by notice:

To the Corporation:	Innovative Food Holdings, Inc.
3845 Beck Blvd., Suite 805
Naples, FL 34114
Attn: President

with a copy to:	Howard I. Rhine, Esq.
Feder Kaszovitz LLP
845 Third Avenue, 11th Floor
New York, NY 10022

To the Executive:

 provided, however, that any notice of change of address shall be effective only upon receipt.

16.    Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder (except for an assignment or transfer by the Corporation to its parent or an assignment by the Executive to a corporation managed by the Executive); provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, any successor of the Corporation, whether by merger, consolidation, transfer of all or substantially all of the assets of the Corporation, or otherwise, and upon the Executive, his heirs, executors, administrators and legal representatives.

17.    Governing Law. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Florida without giving effect to any principles of conflict of laws.

18.    Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

19.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original of this Agreement and facsimile signatures shall be treated as original signatures.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals as of the day and year first above written.

INNOVATIVE FOOD HOLDINGS, INC.

By:
Name: Samuel Klepfish, CEO

Joel Gold, Director

Michael Ferrone, Director

EMPLOYEE:

Justin Wiernasz